Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Reports Third-Quarter Financial Results

Salt Segment Operating Margin Doubles, Specialty Potash Volumes Remain Soft

OVERLAND PARK, Kan. (October 27, 2009) – Compass Minerals (NYSE: CMP) reports the following results of its third-quarter operations:
•	Net earnings for the quarter were $25.7 million, or $0.77 per diluted share, compared to net earnings of $28.7 million, or $0.87 per diluted share, in the 2008 quarter.

•
Sales were $182.3 million and product sales, which exclude the cost of shipping and handling, were $141.3 million compared to $237.4 million and $174.6 million, respectively, in the prior-year quarter.

•
The company’s salt segment operating earnings grew to a third-quarter record $43.2 million, or 28 percent of salt sales, from $23.1 million, or 14 percent of salt sales, in the third quarter of 2008, reflecting strong pricing and lower shipping and handling costs.

•
Sulfate of potash prices averaged $706 per ton, compared to $752 per ton in the prior-year quarter, and sales volumes were 34,000 tons, down from 98,000 tons in the 2008 quarter, consistent with the worldwide decline in fertilizer sales.

“Execution of our commercial strategies, efficient operations and year-over-year declines in logistics costs helped the company continue to generate strong profits this quarter.  Our salt segment performed very well again, setting a third-quarter segment earnings record.  Notably, this gain was in comparison to unusually strong highway, consumer and professional deicing demand in the third quarter of 2008 when customers built their salt inventories earlier than normal in the wake of prior-year shortages.  Our specialty fertilizer segment remained solidly profitable in the face of continuing slow demand for potash fertilizers worldwide,” said Angelo Brisimitzakis, Compass Minerals president and CEO.  “Compass Minerals continues to demonstrate our ability to deliver strong results even in a very challenging economic environment.”

Compass Minerals

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Sales	$182.3	$237.4	$650.9	$779.4
Sales less shipping and handling (product sales)	141.3	174.6	481.4	543.3
Operating earnings	44.7	56.0	174.1	153.0
Operating margin	25%	24%	27%	20%
Net earnings	25.7	28.7	101.4	79.4
Net earnings, excluding special items*	25.7	28.7	104.4	82.5
Diluted earnings per share	0.77	0.87	3.05	2.40
Diluted earnings per share, excluding special items*	0.77	0.87	3.14	2.49
EBITDA*	54.1	63.1	199.5	178.3
Adjusted EBITDA*	55.6	66.0	205.8	183.8
*These are non-GAAP financial measures.  Reconciliations to GAAP measures of performance are provided in tables following this release.

SALT SEGMENT
Higher average selling prices, lower fuel and transportation costs and improved production costs yielded an 87 percent increase in salt segment operating earnings and a 12 percent increase in product sales despite a 4 percent year-over-year decline in segment gross sales resulting from lower sales volumes.

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Sales	$155.5	$161.2	$542.7	$595.3
Sales less shipping and handling (product sales)	$116.5	$104.2	$380.1	$378.2
Operating earnings	$43.2	$23.1	$139.9	$97.5
Operating margin	28%	14%	26%	16%
Sales volumes (in thousands of tons):
Highway deicing	1,527	1,837	6,481	8,083
Consumer and industrial	602	647	1,731	1,975
Total salt	2,129	2,484	8,212	10,058
Average sales price (per ton):
Highway deicing	$43.62	$39.72	$44.36	$41.54
Consumer and industrial	$147.56	$136.32	$147.45	$131.39
Total salt	$73.03	$64.87	$66.09	$59.18

Highway deicing average selling prices were up 10 percent over the prior-year quarter primarily as a result of improved prices awarded through the annual bid process.  Highway deicing sales volumes were slightly above our historical third-quarter average but 17 percent lower than in the 2008 quarter when deicing salt shortages spurred robust pre-season buying.   In addition, lower-priced rock salt sales to chlor-alkali manufacturers continued to lag prior-year volumes due to the effects of the slow economy on the chemical industry.

Compass Minerals

Compass Minerals has concluded the North American highway deicing bid process for the upcoming winter season with 8 percent higher prices and awards totaling approximately 750,000 more tons than in the 2008-2009 season.
Average selling prices for consumer and industrial products grew 8 percent year over year, reflecting the company’s ongoing focus on maximizing the value of its consumer and industrial products, which once again significantly contributed to a substantial gain in salt segment operating earnings and margin.  Consumer and industrial sales volumes were down 7 percent both as a result of these efforts and the comparison to robust consumer and industrial deicing product restocking in the 2008 quarter.
SPECIALTY FERTILIZER SEGMENT
Specialty fertilizer segment sales were down 67 percent and operating earnings declined 73 percent, reflecting the ongoing effects of the current economic environment on the fertilizer industry.  The segment operating margin declined to 49 percent of sales from 58 percent of sales in the 2008 period, primarily due to a 6 percent year-over-year decline in average selling prices.
Average selling prices were $706 per ton in the quarter compared to $752 per ton in the 2008 quarter and $944 per ton in the second quarter of 2009, due to market pressures on the global potash industry.  Sales volumes declined 65 percent, consistent with year-to-date declines in specialty fertilizer segment sales volumes as growers and retailers continue to postpone potash nutrient purchases.

Specialty Fertilizer Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Sales	$23.9	$73.4	$100.5	$175.1
Sales less shipping and handling (product sales)	$21.9	$67.6	$93.6	$156.1
Operating earnings	$11.6	$42.3	$63.4	$81.1
Operating margin	49%	58%	63%	46%
Sales volume (in thousands of tons)	34	98	112	332
Average sales price (per ton)	$706	$752	$897	$528

In 2010, Compass Minerals will be able to produce an additional 25,000 tons of sulfate of potash from its solar evaporation ponds due to the company’s ongoing expansion and yield-improvement project at the Great Salt Lake in Utah, bringing its pond-based production capacity to more than 300,000 tons per year.  The company has also built a strong, low-cost inventory of sulfate of potash specialty fertilizer.  As a result, in 2010 the company expects to purchase

Compass Minerals

substantially less muriate of potash for the production of sulfate of potash than it purchased in 2009, significantly shifting its production mix toward more lower-cost solar-pond-based raw material.
“Potash is an essential agricultural nutrient, and growers who forgo applications are depleting their soil,” Dr. Brisimitzakis continued.  “We are well positioned to meet the demand when specialty-crop growers resume sulfate of potash applications in order to maintain healthy soils, high-quality crops and optimal yields.”
OTHER FINANCIAL HIGHLIGHTS
Interest expense declined $3.5 million year over year to $6.0 million in the 2009 quarter as a result of reductions in long-term borrowings and lower average interest rates on variable- and fixed-rate long-term borrowings.  Other expense primarily reflects foreign exchange losses in both quarters.
Cash flows from operations for the nine months ending September 30, 2009, were $68.5 million compared to $176.4 million in the 2008 quarter, with the year-over-year decline primarily reflecting the company’s strategy to leverage our advantaged sulfate of potash specialty fertilizer assets to invest in additional inventory.  Working capital, excluding cash, increased by $110.1 million during the first nine months of 2009.  Cash and cash equivalents at the end of the period were $1.4 million higher than in the prior-year period and there was no outstanding balance on the company’s revolving credit facility.
Conference Call
The company will discuss its results on a conference call tomorrow, Wednesday, October 28, at 9:00 a.m. ET.  To access the call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 228-7138.  Callers must provide the conference ID number 36217426.  Outside of the U.S. and Canada, callers may dial (706) 643-0377.  Replays of the call will be available on the company’s website for two weeks.  The replay can also be accessed by phone for seven days at (800) 642-1687, conference ID 36217426.  Outside of the U.S. and Canada, callers may dial (706) 645-9291.  An updated summary of the company’s performance and value proposition is included in a presentation available on the company’s website at www.compassminerals.com/presentation.
About Compass Minerals
Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces

Compass Minerals

consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.
Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s performance.  In addition to using GAAP financial measures, such as gross profit, net earnings and cash flows generated by operating activities, management uses EBITDA, a non-GAAP financial measure, to evaluate the performance of our core business operations.  To effectively manage our resource allocation, cost of capital and income tax positions, we evaluate the operating units on the basis of EBITDA.  EBITDA is not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of our overall profitability or liquidity.  EBITDA excludes interest expense, income taxes and depreciation and amortization, each of which is an essential element of our cost structure and cannot be eliminated.  Our borrowings are a significant component of our capital structure and interest expense is a continuing cost of debt.  We are also required to pay income taxes.  We have a significant investment in capital assets, and depreciation and amortization reflects the utilization of those assets in order to generate revenues.  Consequently, any measure that excludes these elements has material limitations.  EBITDA does, however, include other cash and non-cash items which management believes are not indicative of the ongoing operating performance of our core business operations.  Management excludes these items to calculate adjusted EBITDA.  While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the methods of calculation.
Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company.  Special items include costs to redeem senior subordinated discount notes and refinancing costs in both 2009 and 2008.  Management’s calculations of these measures are set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Compass Minerals

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Net earnings	$25.7	$28.7	$101.4	$79.4
Income tax expense	11.5	14.9	46.3	35.6
Interest expense	6.0	9.5	20.1	32.5
Depreciation, depletion and amortization	10.9	10.0	31.7	30.8
EBITDA	$54.1	$63.1	$199.5	$178.3
Adjustments to EBITDA:
Other expense(1)	1.5	2.9	6.3	5.5
Adjusted EBITDA	$55.6	$66.0	$205.8	$183.8

(1) Includes interest income and foreign exchange losses in all periods. Year-to-date amounts also include second-quarter costs of $5.0 million in 2009 and $5.1 million in 2008 to redeem $90 million and $70 million, respectively, of our 12% senior subordinated notes.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Net earnings	$25.7	$28.7	$101.4	$79.4
Note redemption costs, net of tax(1)	-	-	3.0	3.1
Net earnings, excluding special items	$25.7	$28.7	$104.4	$82.5

(1) Includes second-quarter pre-tax costs of $5.0 million in 2009 and $5.1 million in 2008 to redeem $90 million and $70 million, respectively, of our 12% senior subordinated notes.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Sales	$182.3	$237.4	$650.9	$779.4
Shipping and handling cost	41.0	62.8	169.5	236.1
Product cost	74.7	97.8	244.5	332.4
Gross profit	66.6	76.8	236.9	210.9

Selling, general and administrative expenses	21.9	20.8	62.8	57.9
Operating earnings	44.7	56.0	174.1	153.0

Other expense:
Interest expense	6.0	9.5	20.1	32.5
Other, net	1.5	2.9	6.3	5.5
Earnings before income taxes	37.2	43.6	147.7	115.0
Income tax expense	11.5	14.9	46.3	35.6
Net earnings	$25.7	$28.7	$101.4	$79.4

Basic net earnings per share	$0.77	$0.87	$3.05	$2.40
Diluted net earnings per share	$0.77	$0.87	$3.05	$2.40
Cash dividends per share	$0.355	$0.335	$1.065	$1.005

Weighted-average shares outstanding (in thousands): (1)
Basic	32,593	32,425	32,557	32,399
Diluted	32,609	32,439	32,583	32,450

(1) The company has adopted the two-class method of calculating earnings per share to account for its stock awards that receive non-forfeitable dividends. As a result, the above basic and diluted weighted shares outstanding do not include 703,000 and 709,000 participating securities in the three- and nine-month periods ending September 30, 2009, respectively, and 733,000 and 705,000 participating securities in the three- and nine-month periods ending September 30, 2008, respectively. As required, the two-class method of calculating earnings per share has been retrospectively applied to the 2008 weighted-average shares outstanding shown above, which increased the diluted earnings per share for the nine months ended September 30, 2008 to $2.40 from the previously reported $2.39. All other 2008 periods did not change from those previously reported.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	September 30,	December 31,
	2009	2008

ASSETS
Cash and cash equivalents	$13.2	$34.6
Receivables, net	96.9	210.4
Inventories	261.2	123.3
Other current assets	38.9	22.2
Property, plant and equipment, net	431.3	383.1
Intangible and other noncurrent assets	57.0	49.0
Total assets	$898.5	$822.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$146.5	$215.5
Long-term debt, net of current portion	487.6	491.6
Deferred income taxes and other noncurrent liabilities	90.9	51.0
Total stockholders' equity	173.5	64.5
Total liabilities and stockholders' equity	$898.5	$822.6

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Nine Months Ended
	September 30,
	2009	2008
Net cash provided by operating activities	$68.5	$176.4

Cash flows from investing activities:
Capital expenditures	(53.6)	(36.5)
Purchase of a business	(3.6)	-
Other, net	(0.6)	1.1
Net cash used in investing activities	(57.8)	(35.4)

Cash flows from financing activities:
Issuance of long-term debt	97.5	-
Principal payments on long-term debt	(92.8)	(73.2)
Revolver activity	(8.6)	(33.9)
Tender and call premiums and fees paid to refinance debt	(6.5)	(4.2)
Dividends paid	(35.3)	(33.2)
Proceeds received from stock option exercises	2.2	1.7
Excess tax benefits from equity compensation awards	2.3	2.4
Other, net	(1.1)	-
Net cash used in financing activities	(42.3)	(140.4)
Effect of exchange rate changes on cash and cash equivalents	10.2	(0.9)
Net change in cash and cash equivalents	(21.4)	(0.3)
Cash and cash equivalents, beginning of the period	34.6	12.1
Cash and cash equivalents, end of period	$13.2	$11.8

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

		Specialty	Corporate
Three Months Ended September 30, 2009	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$155.5	$23.9	$2.9	$182.3
Intersegment sales	0.1	1.8	(1.9)	-
Shipping and handling cost	39.0	2.0	-	41.0
Operating earnings (loss)	43.2	11.6	(10.1)	44.7
Depreciation, depletion and amortization	7.8	2.1	1.0	10.9
Total assets	599.5	223.0	76.0	898.5

		Specialty	Corporate
Three Months Ended September 30, 2008	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$161.2	$73.4	$2.8	$237.4
Intersegment sales	-	5.0	(5.0)	-
Shipping and handling cost	57.0	5.8	-	62.8
Operating earnings (loss)	23.1	42.3	(9.4)	56.0
Depreciation, depletion and amortization	6.7	2.5	0.8	10.0
Total assets	520.0	178.7	54.1	752.8

		Specialty	Corporate
Nine Months Ended September 30, 2009	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$542.7	$100.5	$7.7	$650.9
Intersegment sales	0.4	7.3	(7.7)	-
Shipping and handling cost	162.6	6.9	-	169.5
Operating earnings (loss)	139.9	63.4	(29.2)	174.1
Depreciation, depletion and amortization	21.9	6.6	3.2	31.7

		Specialty	Corporate
Nine Months Ended September 30, 2008	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$595.3	$175.1	$9.0	$779.4
Intersegment sales	0.3	15.3	(15.6)	-
Shipping and handling cost	217.1	19.0	-	236.1
Operating earnings (loss)	97.5	81.1	(25.6)	153.0
Depreciation, depletion and amortization	21.5	7.4	1.9	30.8

a) “Corporate and Other” includes corporate entities, the records management business and eliminations. Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.